Exhibit 4.16

EXECUTION VERSION

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of March 15, 2006 (this “Instrument”), by and among AMERICAN MEDIA OPERATIONS, INC., a corporation duly organized and existing under the laws of Delaware, having its principal office at 1000 American Media Way, Boca Raton, Florida 33464 (the “Issuer”), J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 4 New York Plaza, 15th Floor, New York, New York 10004, as resigning Trustee (the “Resigning Trustee”), and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 452 Fifth Avenue, New York, New York 10018, as successor Trustee (the “Successor Trustee”).

RECITALS

WHEREAS, there are presently outstanding under the Indenture dated as of January 23, 2003 (the “Indenture”), among the Issuer, the Note Guarantors parties thereto and the Resigning Trustee, $150,000,000 in aggregate principal amount of the Issuer’s 8 7/8% Senior Subordinated Notes due 2011 (the “Notes”); and

WHEREAS, the Resigning Trustee wishes to resign as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 7.08 of the Indenture, the Resigning Trustee hereby notifies the Issuer that the Resigning Trustee is hereby resigning as Trustee under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the responsible officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(d) To the best of the knowledge of the responsible officers of the Resigning Trustee assigned to its corporate department, except for the Issuer’s failure to file its Quarterly Report on Form 10-Q for the quarter ending December 31, 2005 with the SEC, and provide the Resigning Trustee and Holders copies thereof, no other event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust created under the Indenture, all the rights, powers and duties of the Resigning Trustee under the Indenture and all property held by such Resigning Trustee under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. The Resigning Trustee hereby resigns as Registrar, Paying Agent and Notes Custodian under the Indenture.

Section 105. As of or promptly after the effective date of this Instrument, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit A annexed hereto, to the extent these items are in the possession of the Resigning Trustee.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies to the Successor Trustee and the Resigning Trustee that the Issuer is, and the officer of the Issuer who has executed this Instrument is, duly authorized to: (a) accept the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and Notes Custodian under the Indenture. Pursuant to Section 7.08 of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee under the Indenture and confirms to the Successor Trustee all the rights, powers and duties of the Trustee under the Indenture and with respect to all property held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a) It is a corporation duly and validly organized and existing pursuant to the laws of Delaware.

(b) The Indenture was validly and lawfully executed and delivered by the Issuer, and is in full force and effect.

(c) The Notes are validly issued securities of the Issuer.

(d) No covenant or condition contained in the Indenture has been waived by the Issuer.

(e) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any action or omission by the Issuer under the Indenture.

(f) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer and constitutes its legal, valid and binding obligation.

(g) All conditions precedent relating to the appointment of the Successor Trustee as successor Trustee under the Indenture have been complied with by the Issuer.

Section 204. The Issuer hereby appoints the Successor Trustee as Registrar, Paying Agent and Notes Custodian under the Indenture.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Issuer that:

(a) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee.

(b) The Successor Trustee is qualified and eligible under Section 7.10 of the Indenture to act as Trustee under the Indenture.

Section 302. Pursuant to Section 7.08 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and hereby assumes all the rights, powers and duties of the Trustee under the Indenture and with respect to all property held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, in substantially the form annexed hereto marked Exhibit B, to be sent to each Holder of the Notes in accordance with Section 7.08 of the Indenture.

Section 304. The Successor Trustee hereby accepts its appointment as Registrar, Paying Agent and Notes Custodian under the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Registrar, Paying Agent and Notes Custodian under the Indenture, and the appointment of the Successor Trustee in such capacities, shall be effective 10 business days after the date first above written.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 7.07 of the Indenture, which obligations shall survive the execution hereof.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 405. This Instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

Mr. James R. Lewis

J.P. Morgan Trust Company, National Association

Worldwide Securities Services

4 New York Plaza, 15th Floor

New York, New York 10004

Fax: (212) 623-6624

Tel: (212) 623-6759

TO THE SUCCESSOR TRUSTEE:

Mr. Anthony A. Bocchino

Vice President

Mailing Address:

Corporate Trust and Loan Agency

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Hand Deliveries:

Corporate Trust and Loan Agency

HSBC Bank USA, National Association

10 East 40th Street, 14th Floor

New York, New York 10016

Fax: (212) 525-1300

Tel.: (212) 525-1111

TO THE ISSUER:

Mr. Carlos A. Abaunza

Senior Vice President/Chief Financial Officer

American Media Operations, Inc.

1000 American Media Way

Boca Raton, Florida 33464

Fax: (561) 272-8411

Tel.: (561) 998-7392

[REMAINDER OF PAGE INTENTIONALLY BLANK]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

AMERICAN MEDIA OPERATIONS, INC.

By	/s/ Carlos Abaunza
Name: Carlos A. Abaunza
Title: Senior Vice President and Chief Financial Officer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Resigning Trustee

By	/s/ J.R. Lewis
Name: J.R. Lewis
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Successor Trustee

By	/s/ John J. Mazzarella
Name: John J. Mazzarella
Title: First Vice President

EXHIBIT A

Documents to be delivered to the Successor Trustee by the Resigning Trustee:

1.	Executed copy of the Indenture.

2.	File of closing documents.

3.	Copies of the most recent of each of the SEC reports, if any, delivered pursuant to the Indenture.

4.	A copy of the most recent Compliance Certificate, if any, delivered pursuant to the Indenture.

5.	Certified List of Holders of the Notes as of the effective date of this Instrument, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity, address, tax identification number and detailed holdings of each such Holder).

6.	Copies of any official notices sent by the Trustee to all Holders pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s Annual Report to Holders.

7.	Note debt service records.

8.	Trust account statements for a one-year period preceding the date of this Instrument.

9.	All unissued Notes inventory or DTC FAST held global certificates.

10.	Such other documents as the Successor Trustee may reasonably require in order to transfer to it the appointment of Trustee.

EXHIBIT B

Notice to Holders of American Media Operations, Inc.’s (the “Issuer”) 8 7/8% Senior Subordinated Notes due 2011 (the “Securities”):

We hereby notify you of the resignation of J.P. Morgan Trust Company, National Association as Trustee under the Indenture, dated as of January 23, 2003 (the “Indenture”), pursuant to which your Securities were issued and are outstanding.

The Issuer has appointed HSBC Bank USA, National Association, whose corporate trust office is located at 452 Fifth Avenue, New York, New York 10018, Attention: Corporate Trust and Loan Agency (hand deliveries: 10 East 40th Street, 14th Floor, New York, New York 10016, Attention: Corporate Trust and Loan Agency), as successor Trustee under the Indenture, which appointment has been accepted and has become effective.

HSBC Bank USA, National Association, as successor Trustee

Date:                     , 2006

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